PostRock Reports First Quarter Results

OKLAHOMA CITY – May 13, 2015 – PostRock Energy Corporation (NASDAQ: PSTR) today announced its results for the quarter ended March 31, 2015.

Highlights

•	Revenue totaled $12.5 million, down 43% from the prior-year period. Realized oil and natural gas prices were down 53% and 42%, respectively, from the prior-year period.
•	Production, using a realized 16:1 gas-to-oil economic equivalency, averaged 47.4 MMcfe per day, up 3% from the prior-year period.
o	Gas production averaged 34.6 MMcf per day, down 5% from the prior-year period.
o	Oil production averaged 799 barrels a day, a 34% increase from the prior-year period, and oil sales contributed to 26% of revenue, compared to 23% in the prior-year period.
•	Excluding one-time costs related to employee severance, operating costs, consisting of production expense and general and administrative expense decreased 11% from the prior-year period.
•	The Company engaged Evercore Group L.L.C. as an advisor to evaluate strategic alternatives.

Operational Discussion

In response to the recent collapse of oil and gas prices that began in the latter part of 2014, the Company reduced its Oklahoma City staff by nearly 25% and its field staff by nearly 20% in January and February 2015. Excluding one-time costs related to these reductions, operating costs through March 31 are $12.6 million, or 11% lower than the same period last year. Annualized, these and other saving initiatives are expected to result in savings of approximately $4.0 million per year. The 2015 capital budget was set at $5.4 million, an 86% reduction from 2014. The plan includes only maintenance capital and completion of development projects under way at year-end. At current prices, no additional drilling is planned in 2015.  Excess cash flow will be used to reduce outstanding debt.

The collapse in prices has also necessitated a full review of strategy going forward.  The Company has engaged Evercore Group, L.L.C. to help evaluate strategic alternatives.  A special committee of the Board of Directors has been formed to oversee the process.

Central Oklahoma – Oil production for the first quarter averaged 634 net barrels per day, an increase of 78% from the prior-year period. Associated gas production in the region averaged 1.2 Mmcf per day, above initial expectations, as no material gas production was anticipated.     Production from the four Hunton horizontal wells drilled in the region in the second half of 2014 averaged 319 net BOPD for the quarter. Through March 31, the wells have produced 115,790 gross, 89,881 net, barrels of oil, as well as 226 gross Mmcf, 172 net, Mmcf of natural gas.    Based on horizontal wells drilled to date, our current projection is for the wells, on average, to recover 300 gross MBOE (59% oil) each.

The Company also participated in drilling two Woodford horizontal wells.  The wells were drilled in a joint venture with Silver Creek Oil & Gas, LLC (“Silver Creek”) covering approximately 17,900 gross acres in Cleveland and Pottawatomie Counties in Central Oklahoma. Silver Creek is the operator of the JV.  Both wells were put on production in the fourth quarter. The combined gross production rate is currently only 75 BOEPD (47% oil at 6:1).   Results to date have been very disappointing. The Company has a 30% working interest and spent roughly $2.5 million on the wells.  There are no plans to drill additional Woodford tests unless performance, as well as both oil and gas prices improve materially.

Cherokee Basin – Gas production from the basin averaged 32.3 net Mmcf per day, a 7% decline from the prior-year period. Oil production averaged 135 net barrels per day, a 36% decline from the prior-year period. Gas production decline continues to moderate from the historic 10-12%.

Financial Discussion

Revenue decreased 43% from the prior-year period, to $12.5 million. Gas revenue decreased to $8.8 million in the quarter, down 45% as a result of a 5% decline in gas production and a 42% decline in realized pricing from the prior-year period, to $2.83 per Mcf. Oil revenue decreased 37%, to $3.2 million, as a result of a 53% decline in oil pricing which more than offset the 34% increase in oil production from the prior-year period.   Our average realized oil price for the current-year period was $44.46 per barrel. Gas gathering revenue decreased 34% to $488,000, as a result of lower gas pricing coupled with lower third-party volumes.

Total production expense, which consists of lease operating expenses (“LOE”), gathering expenses, and severance and ad valorem taxes (“production taxes”) decreased just under 6% from the prior-year period. Production expense in the period included one-time costs related to employee severance in the period of $221,000.   Excluding these costs, production expense decreased 8%  from the prior-year period.

General and administrative expenses decreased 13%, or $516,000, from the prior-year period, to $3.4 million. Excluding one-time costs related to the employee severance implemented in the period, general and administrative expenses decreased 19% from the prior year.

Interest expense, net, was $4.8 million during the three months ended March 31, 2014 and $4.3 million during the three months ended March 31, 2015.  Excluding non-cash interest related to our Series A Mandatorily Redeemable Preferred Stock of $3.8 million (restated) and $3.5 million for the three months ended March 31, 2014 and 2015, respectively, net interest expense was $965,000 for the quarter in 2014 compared to $852,000 for the same period in 2015.

As a result of declining oil and gas prices, the Company had a $3.1 million realized hedging gain in the quarter, compared to a loss of $2.5 million in the prior-year period.

The last of the SPP (formerly CEP) units held by PostRock were sold in the quarter for a gain on investment of $289,000.

Expected Impairments

Under full cost accounting rules, the average first-day-of-the-month oil and natural gas price for the preceding 12 months is a significant factor in valuing oil and natural gas properties.  As a result, management expects to begin recognizing non-cash impairment charges in the upcoming second quarter.  At current NYMEX oil and natural gas forward prices for the remainder of 2015, management expects to record between $70 and $80 million of impairments to the carrying value of the Company’s oil and natural gas properties. Specifically, management anticipates recording impairments of approximately $35 million in the second quarter,  $25 million in the third quarter and $15 million in the fourth quarter of 2015.

Hedges

The Company’s natural gas and crude oil swaps for the remaining nine months of 2015 cover an average of 24.5 MMcf and 195 barrels per day at weighted average prices of $4.01 per Mcf and $92.73 per barrel. This represents approximately 73% and 30% of anticipated gas and oil production, respectively. The following table summarizes the Company’s derivative positions at March 31, 2015.

	Apr - Dec
	2015	2016
NYMEX Gas Swaps
Volume (MMBtu)	6,737,670	7,814,028
Weighted Average Price ($/MMBtu)	$4.01	$4.01
NYMEX Oil Swaps
Volume (Bbls)	53,676	65,568
Weighted Average Price ($/Bbl)	$92.73	$90.33

Debt

At March 31, 2015, $83.5 million was borrowed under the revolving credit facility, a decrease of $11.5 million from the prior-year period and an increase of $0.5 million from year-end. These borrowings, in addition to $1.4 million in letters of credit outstanding, resulted in $30.1 million remaining available on the facility at March 31, 2015.  Throughout the course of 2015, the Company expects to consistently pay down bank debt using cash flow from operations.  The Company is currently in discussion with its lenders regarding the redetermination of the Borrowing Base Facility that is to be effective May 1, 2015.  While the Company does not yet have a final determination, management expects a material reduction in the borrowing base and further reductions throughout the year appear likely.

At March 31 2015, PostRock elected to pay in-kind its quarterly dividend on its Series A preferred stock, increasing the liquidation value of the preferred by $2.4 million, to $82.2 million. As part of the dividend, White Deer also received 1.1 million additional warrants with a weighted average strike price of $2.22 a share. At March 31, White Deer held a total of 4.4 million warrants exercisable at an average price of $10.35 a share and 4.3 million common shares.

	December 31,	March 31,
	2014	2015
Capitalization	(in thousands)
Long-term debt	$83,000	$83,500
Mandatorily redeemable preferred stock	63,954	66,625
Stockholders’ deficit	18,224	13,222
Total capitalization	$165,178	$163,347

Capital Expenditures

During the quarter, capital expenditures totaled $1.9 million. Development capital was $1.6 million, primarily related to completion of development projects in Central Oklahoma begun in the fourth quarter of 2014.  The remainder was utilized for minor maintenance and leasehold costs incurred in the quarter.

Reverse Stock Split

On January 2, 2015, the Company’s common stock was reverse split on a 1-for-10 basis.  Common stock, warrants, and per share amounts presented in this release have been adjusted to reflect the reverse stock split.

Webcast and Conference Call

As previously announced, PostRock will host a webcast and conference call tomorrow, May 14, 2015, at 10:00 a.m. Central Time. The webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is (866) 516-1003 and the conference ID is 45038455.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma, and Central Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other filings. The Company’s SEC filings may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes.

Company Contact:

Stephen L. DeGiusti

EVP, General Counsel & Secretary

sdegiusti@pstr.com

(405) 702-7420

Production for the Current and Prior-Year Periods

The following table represents total period production for the current and prior-year periods:

	Three Months Ended March 31,
	2014	2015
Production
Natural gas (MMcf)
Cherokee Basin	3,131	2,908
Central Oklahoma	9	104
Appalachian Basin	118	99
Total natural gas	3,258	3,111
Crude oil (Bbls)
Cherokee Basin	19,061	12,169
Central Oklahoma	32,056	57,088
Appalachian Basin	2,469	2,649
Total crude oil	53,586	71,906
Total Production - Natural Gas Equivalent (MMcfe)
Economic equivalent, 16:1 oil-to-gas basis (1)
Cherokee Basin	3,436	3,103
Central Oklahoma	522	1,017
Appalachian Basin	158	141
Total natural gas equivalent	4,116	4,261
Energy equivalent, 6:1 oil-to-gas basis (2)
Cherokee Basin	3,245	2,981
Central Oklahoma	201	447
Appalachian Basin	133	115
Total natural gas equivalent	3,579	3,543

Realized price (excluding hedges)
Crude oil (per Bbl)	$95.27	$44.46
Natural gas (per Mcf)	$4.90	$2.83

_________

(1)

Oil and natural gas are converted at the rate of one barrel equals 16 Mcfe based upon the approximate revenue per unit of production (Mcf or Bbl) realized during the period;  $44.46 per barrel of oil and $2.83 per Mcf of gas factors down to a 16:1 ratio

(2)	Oil and natural gas are converted at the rate of one barrel equals six Mcfe based upon the approximate relative energy content of oil to natural gas

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the periods presented.

	Three Months Ended March 31,
	2014	2015
	(in thousands)
Net income (loss)	$(7,622)	$(6,376)
Adjusted for:
Interest expense, net	4,829	4,341
Depreciation, depletion and amortization	6,902	7,299
EBITDA	$4,109	$5,264
Other expense, net	—	(308)
Gain on investment	(1,619)	(289)
Unrealized loss (gain) from derivative financial instruments	2,608	(2,093)
Gain on disposal of assets	(19)	(57)
Non-cash compensation	979	487
Acquisition costs	34	—
CEPM legal fees	29	—
Adjusted EBITDA	$6,121	$3,004

Although EBITDA and adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles (“GAAP”), management considers them important measures of performance. Neither EBITDA nor adjusted EBITDA are a substitute for the GAAP measures of earnings or cash flow or necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. EBITDA and adjusted EBITDA have material limitations as a performance measure because they exclude, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of their limitations, neither EBITDA nor adjusted EBITDA should be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

PostRock Energy Corporation

Condensed Consolidated Statements of Operations

 (Unaudited)

	Three Months Ended March 31,
	2014	2015
	(Restated)
	(in thousands, except per share data)
Revenues
Natural gas sales	$15,963	$8,811
Crude oil sales	5,105	3,197
Gathering	735	488
Total	21,803	12,496
Costs and expenses
Production	10,272	9,675
General and administrative	3,911	3,395
Depreciation, depletion and amortization	6,902	7,299
Gain on disposal of assets	(19)	(57)
Acquisition costs	34	—
Total	21,100	20,312
Operating income (loss)	703	(7,816)
Other income (expense)
Gain (loss) from derivative financial instruments	(5,115)	5,184
Gain on investment	1,619	289
Other income (expense), net	—	308
Interest expense, net	(4,829)	(4,341)
Total	(8,325)	1,440
Loss before income taxes	(7,622)	(6,376)
Income taxes	—	—
Net loss attributable to common stockholders	$(7,622)	$(6,376)
Net loss per common share
Basic loss per share	$(2.46)	$(0.83)
Diluted loss per share	$(2.46)	$(0.83)
Weighted average common shares outstanding
Basic	3,102	7,717
Diluted	3,102	7,717

PostRock Energy Corporation

Condensed Consolidated Balance Sheets

	December 31,	March 31,
	2014	2015
		(Unaudited)
	(in thousands)
ASSETS
Current assets
Cash and equivalents	$46	$66
Accounts receivable—trade, net	9,080	4,903
Other receivables	515	477
Inventory	1,042	1,106
Other	1,031	319
Derivative financial instruments/hedges	11,151	12,407
Total	22,865	19,278
Oil and natural gas properties, full cost method of accounting, net	153,240	148,682
Other property and equipment, net	11,829	10,958
Derivative financial instruments/hedges	6,162	6,999
Other, net	1,579	1,436
Total assets	$195,675	$187,353
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,278	$2,610
Revenue payable	4,051	3,251
Accrued expenses and other	3,283	4,155
Total	16,612	10,016
Long-term debt	83,000	83,500
Mandatorily redeemable preferred stock	63,954	66,625
Asset retirement obligations	13,884	13,990
Other	1	—
Total liabilities	177,451	174,131
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	65	66
Additional paid-in capital	481,050	482,071
Treasury stock, at cost	(2,432)	(2,080)
Accumulated deficit	(460,459)	(466,835)
Total stockholders’ equity	18,224	13,222
Total liabilities and stockholders’ equity	$195,675	$187,353

PostRock Energy Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2014	2015
	(Restated)
	(in thousands)
Cash flows from operating activities
Net loss	$(7,622)	$(6,376)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation, depletion and amortization	6,902	7,299
Share-based and other compensation	968	487
Amortization of deferred loan costs	129	141
(Gain) loss derivative financial instruments	5,115	(5,184)
Settlement of derivative financial instruments	(2,507)	3,091
Gain on disposal of assets	(19)	(57)
Gain on investment	(1,619)	(289)
Other non-cash changes to items affecting net loss	3,865	3,489
Changes in operating assets and liabilities
Accounts receivable	(1,528)	4,215
Accounts payable	(1,407)	(1,851)
Other	(758)	603
Net cash flows from operating activities	1,519	5,568
Cash flows from investing activities
Restricted cash	(23)	—
Proceeds from sale of investment	—	289
Expenditures for equipment, development and leasehold	(4,430)	(6,551)
Proceeds from sale of assets	59	80
Net cash flows used in investing activities	(4,394)	(6,182)
Cash flows from financing activities
Proceeds from debt	19,000	13,500
Repayments of debt	(16,000)	(13,000)
Debt and equity financing costs	(11)	—
Proceeds from issuance of common stock	—	134
Net cash flows from financing activities	2,989	634
Net increase in cash and cash equivalents	114	20
Cash and cash equivalents beginning of period	37	46
Cash and cash equivalents end of period	$151	$66